UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 10, 2015

Joe’s Jeans Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-18926	11-2928178
(Commission File Number)	(IRS Employer Identification No.)

2340 S. Eastern Avenue, Commerce, California	90040
(Address of Principal Executive Offices)	(Zip Code)

(323) 837-3700

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04           Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a)

On February 10, 2015, Joe’s Jeans Inc. and its subsidiaries (collectively, the “Company”) received an additional notice of defaults and events of default, reservation of rights and demand for payment of default interest (the “Letter”) from Garrison Loan Agency Service LLC, as term loan agent (the “Agent”), under the term loan credit agreement entered into on September 30, 2013.  In the Letter, the Agent provided notice that certain defaults and events of default under the term loan agreement have occurred as a result of: (i) the failure of the Company to comply with the EBITDA financial covenant for the twelve month period ended November 30, 2014, (ii) the failure of the Company to comply with the Fixed Charge Coverage Ratio financial covenant for the twelve month period ended November 30, 2014, (iii) the failure of the Company to comply with the Leverage Ratio financial covenant for the twelve month period ended November 30, 2014 and (iv) the failure to timely deliver the financial plan and forecast for 2015.  The Agent further notified of the reservation of all of its rights and remedies under the term loan agreement and other loan documents and demanded payment of interest at the default rate (2% in excess of the interest rate otherwise payable).  As of November 30, 2014, there was $59,925,500.00 outstanding under the term loan agreement.  The Company has been paying interest at the default rate effective retroactively to October 1, 2014.

Defaults and events of default have also occurred under the terms of the Company’s revolving credit agreement and factoring agreement with CIT Commercial Services, Inc. (“CIT”) each entered into on September 30, 2013, including certain initial defaults and events of defaults as a result of the initial event of default under the term loan agreement relating to the EBITDA financial covenant and additional events of default resulting from the failure to timely deliver the financial plan and forecast for 2015 and failure to comply with the fixed charge coverage ratio and leverage ratio financial covenants in the term loan agreement and, as applicable, the revolving credit agreement.  On February 10, 2015, CIT also provided an additional notice of defaults and events of default, reservation of rights and demand for payment of interest, relating to the matters noted in the preceding sentence.  The Company has been paying interest at one half of the default rate (1% in excess of the interest rate otherwise payable) effective retroactively to October 1, 2014.  As a result of the continuing and additional events of default under the term loan agreement and the revolving credit agreement, the Company remains prohibited from making any (i) payments under the subordinated convertible notes issued to the former equity owners of Hudson Clothing Holdings, Inc. and (ii) earnout payments to Mr. Dahan.

We are currently in discussions with the Agent and CIT regarding a resolution to the defaults and events of default, including amendments to the existing agreements and waivers of the defaults and events of default or a refinancing of the debt.  There can be no assurance that that the requested relief will be granted on terms acceptable to us or at all. So long as one or more events of default are continuing under the term loan agreement and revolving credit agreement and no forbearance agreement exists, each of the Agent and CIT may exercise, subject to compliance with the terms and conditions of the term loan agreement and revolving credit agreement, as applicable, and applicable law, a number of remedies including acceleration of the debt and the sale of collateral. The exercise of certain remedies may have a material adverse effect on our liquidity, financial condition and results of operations, and could cause us to become bankrupt or insolvent. has engaged Carl Marks Advisory Group to help its board of directors explore strategic and financing alternatives to resolve the outstanding events of default with its lenders, including the engagement of a chief restructuring advisor to assist us with our day to day operational needs.

TEM 5.02           Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 11, 2015, the Board of Directors (the “Board”) accepted the resignation of its Interim Chief Executive Officer, Samuel Joseph Furrow, Jr. (Jay), effective as of February 11, 2015.

On February 11, 2015, the Company’s Board of Directors appointed Samuel J. Furrow (Sam), to the position of Interim Chief Executive Officer.  Mr. Furrow has served as Interim Chief Executive Officer since February 2015 and as Chairman of our Board of Directors since October 1998. Mr. Furrow became a member of our Board of Directors in April 1998 and served as our Chief Executive Officer from October 1998 until December 2000. Mr. Furrow also has been Chairman of the Board of Furrow Auction Company, a real estate and equipment sales company with its headquarters in Knoxville, Tennessee, since April 1968; Chairman of Furrow—Justice Machinery Corporation, a six-branch industrial and construction equipment dealer, since 1983; owner of Knoxville Motor Company—Mercedes Benz and Land Rover of Knoxville since December 1980 and July 1997, respectively. Mr. Furrow received his undergraduate and J.D. degrees from the University of Tennessee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JOE’S JEANS INC.

(Registrant)

Date: February 13, 2015	By:	/s/ Samuel J. Furrow
Samuel J. Furrow
Interim Chief Executive Officer and Chairman of the Board of Directors
(Principal Executive Officer)